Exhibit 21.1

ADDvantage Technologies Group, Inc.

Subsidiaries

Tulsat Corporation, an Oklahoma corporation

Tulsat–Atlanta LLC, a subsidiary of Tulsat, an Oklahoma corporation

ADDvantage Technologies Group of Nebraska, Inc. (dba “Tulsat–Nebraska”), a Nebraska corporation

ADDvantage Technologies Group of Texas (dba “Tulsat–Texas”), a Texas corporation

Jones Broadband International, Inc. (dba “Tulsat–West”), a California corporation

ADDvantage Technologies Group of Missouri, Inc. (dba “ComTech Services”), a Missouri corporation

NCS Industries, Inc., a Pennsylvania corporation

Broadband Remarketing International LLC (dba “Adams Global Communications”), an Oklahoma corporation

Tulsat–Pennsylvania LLC, a subsidiary of Tulsat, an Oklahoma corporation